EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE
CONTACT: ROBERT J. WELLS
VICE PRESIDENT, CORPORATE
COMMUNICATIONS AND
PUBLIC AFFAIRS
216-566-2244
NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. -
Cleveland, Ohio 44115 — (216) 566-2140
CLEVELAND, OHIO, March 14, 2006 — The Sherwin-Williams Company (NYSE: SHW) is updating its expectations for the first quarter of 2006 that were previously announced on January 26, 2006.
     Consolidated net sales for the first quarter of 2006 are projected to be 13% to 14% higher than the first quarter of 2005. The previous expectation for first quarter consolidated net sales was a high single to low double-digit percentage increase over 2005. Better-than-expected sales in the Paint Stores Group Segment are primarily responsible for the increase in consolidated net sales expectations. The effect of the estimated higher consolidated net sales, together with anticipated improved gross profit as a percentage of net sales and better-than-expected expense control, will likely result in first quarter 2006 diluted net income per common share in the range of $.75 to $.79 per share versus the January 26, 2006 guidance of $.56 to $.61 per share. These amounts compare to diluted net income per common share of $.58 per share in the first quarter of 2005.
     On April 20, 2006, the Company will report its financial results for the first quarter. At that time, the Company will provide guidance for the second quarter and update its expectations for the full year 2006.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers.
# # #

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

1